Third Point Re Reports Fourth Quarter 2017 Earnings Results
Net income available to common shareholders of $44.3 million, or $0.42 per diluted common share, for the fourth quarter, and $277.8 million, or $2.64 per diluted common share for the year
Return on beginning shareholders’ equity attributable to common shareholders of 2.8%, for the fourth quarter, and 20.1%, for the year
HAMILTON, Bermuda, February 28, 2018, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its fourth quarter ended December 31, 2017.
Third Point Re reported net income available to common shareholders of $44.3 million, or $0.42 per diluted common share, for the three months ended December 31, 2017, compared to a net loss of $46.7 million, or $(0.45) per diluted common share, for the three months ended December 31, 2016. For the year ended December 31, 2017, Third Point Re reported net income available to common shareholders of $277.8 million, or $2.64 per diluted common share, compared to $27.6 million, or $0.26 per diluted common share, for the year ended December 31, 2016.
For the three months ended December 31, 2017, diluted book value per share increased by $0.41 per share, or 2.7%, to $15.65 per share as of December 31, 2017, from $15.24 per share as of September 30, 2017. For the year ended December 31, 2017, diluted book value per share increased by $2.49 per share, or 18.9%, to $15.65 per share from $13.16 per share as of December 31, 2016.
“Third Point Re generated a market leading return for its shareholders in 2017.  Our return on equity was 2.8% in the fourth quarter bringing the full year to 20.1%, driven largely by strong investment performance,” commented Rob Bredahl, President and Chief Executive Officer.  “Despite high levels of natural catastrophes throughout 2017, we produced a combined ratio of 107.1% in the fourth quarter and 107.7% for the year.  We have been encouraged by recent improvements in reinsurance terms and conditions and underlying pricing and expect our underwriting results to improve over the next 12 to 24 months.  We remain confident that the improving underwriting environment and our proven investment strategy will continue to produce attractive returns for our shareholders over time.”
The following table shows certain key financial metrics for the three and twelve months ended December 31, 2017 and 2016:

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	($ in millions, except for per share data and ratios)
Gross premiums written	$164.2	$80.8	$641.6	$617.4
Net premiums earned	$129.5	$192.1	$547.1	$590.2
Net underwriting loss (1)	$(9.2)	$(9.5)	$(42.6)	$(50.1)
Combined ratio (1)	107.1%	105.0%	107.7%	108.5%
Net investment return on investments managed by Third Point LLC	2.7%	(1.7)%	17.7%	4.2%
Net investment income (loss)	$67.2	$(35.8)	$392.0	$98.8
Net investment income (loss) on float (2)	$20.6	$(15.9)	$114.4	$16.9
Net income (loss) available to Third Point Re common shareholders	$44.3	$(46.7)	$277.8	$27.6
Diluted earnings (loss) per share available to Third Point Re common shareholders	$0.42	$(0.45)	$2.64	$0.26
Change in diluted book value per share (2)	2.7%	(2.9)%	18.9%	2.4%
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders (2)	2.8%	(3.2)%	20.1%	2.0%
Net investments managed by Third Point LLC	$2,589.9	$2,191.6	$2,589.9	$2,191.6
Invested asset leverage	1.56	1.55	1.56	1.55

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Net investment income (loss) on float, change in diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of net investment income (loss) on float, diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders.

Property and Casualty Reinsurance Segment
Gross premiums written increased by $83.4 million, or 103.2%, to $164.2 million for the three months ended December 31, 2017 from $80.8 million for the three months ended December 31, 2016. Gross premiums written increased by $24.2 million, or 3.9%, to $641.6 million for the twelve months ended December 31, 2017 from $617.4 million for the twelve months ended December 31, 2016.
The increase in gross premiums written for the three months ended December 31, 2017 compared to the three months ended December 31, 2016 was primarily due to the renewal of certain contracts in the current year period that did not have comparable premium in the prior year period. This increase was partially offset by lower premium adjustments in the current year period compared to the prior year. The increase for the twelve months ended December 31, 2017 compared to the prior year period was primarily due to new contracts and increased premiums on renewals, partially offset by contracts that we did not renew as a result of underlying terms and conditions, lower premium adjustments in the current year and other timing differences.
The decrease in net premiums earned for the three and twelve months ended December 31, 2017 compared to the three and twelve months ended December 31, 2016 was primarily due to a lower in-force underwriting portfolio. The decrease for the twelve months ended December 31, 2017 was partially offset by $109.4 million of new retroactive exposures in reinsurance contracts that were written and fully earned in the twelve months ended December 31, 2017 compared to no retroactive reinsurance contracts written in the twelve months ended December 31, 2016.
We did not have any catastrophe losses for the three months ended December 31, 2017. The net underwriting results and combined ratio for the twelve months ended December 31, 2017 included $5.3 million, or 1.0 percentage point, related to 2017 catastrophes. We recorded $2.5 million of net favorable reserve development for the three and twelve months ended December 31, 2017, related to changes in estimates of prior years’ loss reserves and the related impact of acquisition costs.
There was minimal net favorable reserve development for the three months ended December 31, 2016. The net underwriting results for the year ended December 31, 2016 included net adverse development of $12.5 million related to changes in estimates of prior years’ loss reserves and the related impact of acquisition costs.
Investments
The return on investments managed by Third Point LLC by strategy for the three and twelve months ended December 31, 2017 and 2016 was as follows:

	Three months ended
	December 31, 2017			December 31, 2016
	Long	Short	Net	Long	Short	Net
Equity	4.5%	(1.5)%	3.0%	(2.1)%	(0.5)%	(2.6)%
Credit	0.1%	—%	0.1%	(0.1)%	0.3%	0.2%
Other	(0.3)%	(0.1)%	(0.4)%	0.3%	0.4%	0.7%
Net investment return on investments managed by Third Point LLC	4.3%	(1.6)%	2.7%	(1.9)%	0.2%	(1.7)%

	Twelve months ended
	December 31, 2017			December 31, 2016
	Long	Short	Net	Long	Short	Net
Equity	21.5%	(4.6)%	16.9%	1.5%	(2.9)%	(1.4)%
Credit	0.7%	(0.6)%	0.1%	6.4%	(0.4)%	6.0%
Other	1.8%	(1.1)%	0.7%	0.5%	(0.9)%	(0.4)%
Net investment return on investments managed by Third Point LLC	24.0%	(6.3)%	17.7%	8.4%	(4.2)%	4.2%
For the three months ended December 31, 2017, the net investment results were driven by the equity portfolio with consumer, financials and industrials serving as the strongest performing sectors due to positive performance from long investments.  The gains in the long equity portfolio were partially offset by losses in short positions, primarily from equity market hedges.  The credit and other investments did not impact net returns meaningfully during the three month period.
For the year ended December 31, 2017, the net investment results were primarily attributable to the equity portfolio.  Within equities, we experienced positive returns across each long equity sector partially offset by losses from short positions, primarily from equity market hedges.  One large long equity healthcare position was a notable contributor to the long equity performance for the year.  Credit and the macroeconomic and other strategy, including currency and private investments, also contributed to positive performance with gains from the long exposures partially offset by short exposures in each strategy.
Share Repurchase Program
On February 28, 2018, the Company’s Board of Directors authorized the repurchase of an additional $148.3 million common shares, which together with the shares remaining under the previously announced share repurchase program will allow the Company to repurchase up to $200.0 million more of the Company’s outstanding common shares in the aggregate. Under the common share repurchase program, the Company may repurchase shares from time to time in privately negotiated transactions or in open-market purchases in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The Company may commence such repurchases immediately, subject to compliance with applicable securities laws. The Company expects to finance any repurchases from a combination of cash on hand and cash provided by operating activities. The timing, amount and method of any repurchases under the program will depend on a variety of factors, including market conditions, the Company’s capital position relative to internal and rating agency targets, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time.
During the three months ended December 31, 2017, we did not repurchase any of our common shares.
During the twelve months ended December 31, 2017, we repurchased 3,300,152 of our common shares in the open market for $40.9 million at a weighted average cost, including commissions, of $12.38 per share. Common shares repurchased were not canceled and are classified as treasury shares.
Impact of tax reform
On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code. The following is a summary of the estimated impact of key elements of the Tax Act that could potentially impact the Company:
Base Erosion Anti-abuse Tax (“BEAT”)
The Company does not anticipate any impact from this provision of the Tax Act as it does not expect to meet the $500 million gross receipts threshold for application of the BEAT.
Other impacts of changes to rate and other deductions
As a result of the changes in the U.S. federal corporate tax rate from 35% to 21%, the Company has recorded a decrease in its net deferred tax liability resulting in an income tax benefit of $0.8 million for the year ended December 31, 2017. The Company does not anticipate material changes to its effective tax rate as a result of the other changes to deductions within the Tax Act.
Passive Foreign Investment Company (“PFIC”)
The Tax Act modifies the active insurance exception to PFIC status by adding a requirement that loss and loss adjustment expenses and certain reserves must generally constitute more than 25% of the company’s total assets for the relevant year. By adding an additional “bright line” test to the existing PFIC requirements, the Tax Act significantly increases the risk that a non-US insurer will be treated as a PFIC, even if it actively conducts insurance operations. There remain significant uncertainties as to the interpretation of the PFIC active insurance exception given the lack of final IRS regulations.  We intend to restructure our investment account and manage our operations, in a way that prevents us from being classified as a PFIC.
Conference Call Details
The Company will hold a conference call to discuss its fourth quarter 2017 results at 8:30 a.m. Eastern Time on March 1, 2018. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under “Investors”. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call is also available by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international). Participants should ask for the Third Point Reinsurance Ltd. fourth quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13675279. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 8, 2018.

Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade or withdrawal of ratings by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; dependence on Third Point LLC to implement our investment strategy; decline in revenue due to poor performance of our investment portfolio; risks associated with our investment strategy being greater than those faced by competitors; termination by Third Point LLC of our investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of our investment portfolio; trading restrictions being placed on our investments; limited termination provisions in our investment management agreements; limited liquidity and lack of valuation data on our investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including net investment income (loss) on float, basic and diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.

Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and Business Development
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 31, 2017 and December 31, 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	December 31, 2017	December 31, 2016
Assets
Equity securities, trading, at fair value (cost - $1,868,735; 2016 - $1,385,866)	$2,283,050	$1,506,854
Debt securities, trading, at fair value (cost - $711,322; 2016 - $1,036,716)	675,158	1,057,957
Other investments, at fair value	37,731	82,701
Total investments in securities	2,995,939	2,647,512
Cash and cash equivalents	8,197	9,951
Restricted cash and cash equivalents	541,136	298,940
Due from brokers	305,093	284,591
Derivative assets, at fair value	73,372	27,432
Interest and dividends receivable	3,774	6,505
Reinsurance balances receivable	476,008	381,951
Deferred acquisition costs, net	258,793	221,618
Other assets	9,482	17,144
Total assets	$4,671,794	$3,895,644
Liabilities
Accounts payable and accrued expenses	$34,632	$10,321
Reinsurance balances payable	41,614	43,171
Deposit liabilities	129,133	104,905
Unearned premium reserves	649,518	557,076
Loss and loss adjustment expense reserves	720,570	605,129
Securities sold, not yet purchased, at fair value	394,278	92,668
Securities sold under an agreement to repurchase	29,618	—
Due to brokers	770,205	899,601
Derivative liabilities, at fair value	14,503	16,050
Interest and dividends payable	4,275	3,443
Senior notes payable, net of deferred costs	113,733	113,555
Total liabilities	2,902,079	2,445,919
Commitments and contingent liabilities
Redeemable noncontrolling interests in related party (1)	108,219	—
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (Issued: 2017 - 107,227,347; 2016 - 106,501,299; Outstanding: 2017 - 103,282,427; 2016 - 105,856,531)	10,723	10,650
Treasury shares (2017 - 3,944,920; 2016 - 644,768)	(48,253)	(7,389)
Additional paid-in capital	1,099,599	1,094,568
Retained earnings	594,020	316,222
Shareholders’ equity attributable to Third Point Re common shareholders	1,656,089	1,414,051
Noncontrolling interests in related party (1)	5,407	35,674
Total shareholders' equity	1,661,496	1,449,725
Total liabilities, noncontrolling interests and shareholders' equity	$4,671,794	$3,895,644

(1)
During the quarter ended September 30, 2017, the Company identified that a portion of its noncontrolling interest was redeemable.  This portion of the noncontrolling interests had previously been presented in noncontrolling interests in related party within shareholders’ equity when it should have been presented in the mezzanine section of the consolidated balance sheet as redeemable noncontrolling interests in related party.  As of December 31, 2016, $31.2 million of the noncontrolling interest in related party should have been presented in the mezzanine section of the consolidated balance sheet as redeemable noncontrolling interests in related party.  Although this impacted total shareholders’ equity, it did not impact shareholders’ equity attributable to Third Point Re common shareholders or retained earnings.  In addition, this change did not impact the consolidated statements of income, earnings per share or consolidated statement of cash flows.  The Company has evaluated the effect of the incorrect presentation, both qualitatively and quantitatively, and concluded that it did not have a material impact on, nor require amendment of, any previously filed annual or quarterly consolidated financial statements or periodic reports.

THIRD POINT REINSURANCE LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three and twelve months ended December 31, 2017 and 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues
Gross premiums written	$164,163	$80,779	$641,620	$617,374
Gross premiums ceded	75	27	(2,475)	(2,325)
Net premiums written	164,238	80,806	639,145	615,049
Change in net unearned premium reserves	(34,722)	111,277	(92,087)	(24,859)
Net premiums earned	129,516	192,083	547,058	590,190
Net investment income (loss) before management and performance fees to related parties	94,682	(32,552)	522,664	158,532
Management and performance fees to related parties	(27,532)	(3,215)	(130,711)	(59,707)
Net investment income (loss)	67,150	(35,767)	391,953	98,825
Total revenues	196,666	156,316	939,011	689,015
Expenses
Loss and loss adjustment expenses incurred, net	99,509	122,110	370,058	395,932
Acquisition costs, net	31,837	76,854	188,904	222,150
General and administrative expenses	14,299	5,482	53,103	39,367
Other expenses	3,822	2,161	12,674	8,387
Interest expense	2,074	2,068	8,225	8,231
Foreign exchange (gains) losses	2,067	(5,162)	12,300	(19,521)
Total expenses	153,608	203,513	645,264	654,546
Income (loss) before income tax (expense) benefit	43,058	(47,197)	293,747	34,469
Income tax (expense) benefit	2,104	272	(11,976)	(5,593)
Net income (loss)	45,162	(46,925)	281,771	28,876
Net (income) loss attributable to noncontrolling interests in related party	(813)	232	(3,973)	(1,241)
Net income (loss) available to Third Point Re common shareholders	$44,349	$(46,693)	$277,798	$27,635
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$0.44	$(0.45)	$2.71	$0.26
Diluted earnings (loss) per share available to Third Point Re common shareholders	$0.42	$(0.45)	$2.64	$0.26
Weighted average number of common shares used in the determination of earnings (loss) per common share
Basic	101,405,772	104,072,283	102,264,094	104,060,052
Diluted	105,524,115	104,072,283	105,227,038	105,563,784

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended December 31, 2017			Three Months Ended December 31, 2016
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$164,163	$—	$164,163	$80,779	$—	$80,779
Gross premiums ceded	75	—	75	27	—	27
Net premiums written	164,238	—	164,238	80,806	—	80,806
Change in net unearned premium reserves	(34,722)	—	(34,722)	111,277	—	111,277
Net premiums earned	129,516	—	129,516	192,083	—	192,083
Expenses
Loss and loss adjustment expenses incurred, net	99,509	—	99,509	122,110	—	122,110
Acquisition costs, net	31,837	—	31,837	76,854	—	76,854
General and administrative expenses	7,404	6,895	14,299	2,633	2,849	5,482
Total expenses	138,750	6,895	145,645	201,597	2,849	204,446
Net underwriting loss	(9,234)	n/a	n/a	(9,514)	n/a	n/a
Net investment income (loss)	20,578	46,572	67,150	(15,937)	(19,830)	(35,767)
Other expenses	(3,822)	—	(3,822)	(2,161)	—	(2,161)
Interest expense	—	(2,074)	(2,074)	—	(2,068)	(2,068)
Foreign exchange gains (losses)	—	(2,067)	(2,067)	—	5,162	5,162
Income tax benefit	—	2,104	2,104	—	272	272
Net (income) loss attributable to noncontrolling interests in related party	—	(813)	(813)	—	232	232
Segment income (loss)	$7,522	$36,827		$(27,612)	$(19,081)
Net income (loss) available to Third Point Re common shareholders			$44,349			$(46,693)
Property and Casualty Reinsurance - Underwriting Ratios (1):
Loss ratio	76.8%			63.6%
Acquisition cost ratio	24.6%			40.0%
Composite ratio	101.4%			103.6%
General and administrative expense ratio	5.7%			1.4%
Combined ratio	107.1%			105.0%

	Twelve months ended December 31, 2017			Twelve months ended December 31, 2016
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$641,620	$—	$641,620	$617,374	$—	$617,374
Gross premiums ceded	(2,475)	—	(2,475)	(2,325)	—	(2,325)
Net premiums written	639,145	—	639,145	615,049	—	615,049
Change in net unearned premium reserves	(92,087)	—	(92,087)	(24,859)	—	(24,859)
Net premiums earned	547,058	—	547,058	590,190	—	590,190
Expenses
Loss and loss adjustment expenses incurred, net	370,058	—	370,058	395,932	—	395,932
Acquisition costs, net	188,904	—	188,904	222,150	—	222,150
General and administrative expenses	30,656	22,447	53,103	22,160	17,207	39,367
Total expenses	589,618	22,447	612,065	640,242	17,207	657,449
Net underwriting loss	(42,560)	n/a	n/a	(50,052)	n/a	n/a
Net investment income	114,435	277,518	391,953	16,931	81,894	98,825
Other expenses	(12,674)	—	(12,674)	(8,387)	—	(8,387)
Interest expense	—	(8,225)	(8,225)	—	(8,231)	(8,231)
Foreign exchange gains (losses)	—	(12,300)	(12,300)	—	19,521	19,521
Income tax expense	—	(11,976)	(11,976)	—	(5,593)	(5,593)
Net income attributable to noncontrolling interests in related party	—	(3,973)	(3,973)	—	(1,241)	(1,241)
Segment income (loss)	$59,201	$218,597		$(41,508)	$69,143
Net income available to Third Point Re common shareholders			$277,798			$27,635
Property and Casualty Reinsurance - Underwriting Ratios (1):
Loss ratio	67.6%			67.1%
Acquisition cost ratio	34.5%			37.6%
Composite ratio	102.1%			104.7%
General and administrative expense ratio	5.6%			3.8%
Combined ratio	107.7%			108.5%
(1) Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Non-GAAP Measures
Basic Book Value per Share and Diluted Book Value per Share
Basic book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of common shares outstanding shares, excluding the total number of unvested restricted shares, at period end. Diluted book value per share, as presented, is a non-GAAP financial measure and represents basic book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in basic book value per share is calculated by taking the change in basic book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

	December 31, 2017	December 31, 2016
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,656,089	$1,414,051
Effect of dilutive warrants issued to founders and an advisor	46,512	46,512
Effect of dilutive stock options issued to directors and employees	51,422	52,930
Diluted book value per share numerator	$1,754,023	$1,513,493
Basic and diluted book value per share denominator:
Common shares outstanding	103,282,427	105,856,531
Unvested restricted shares	(1,873,588)	(1,682,783)
Basic book value per share denominator:	101,408,839	104,173,748
Effect of dilutive warrants issued to founders and an advisor	4,651,163	4,651,163
Effect of dilutive stock options issued to directors and employees	5,123,531	5,274,333
Effect of dilutive restricted shares issued to directors and employees	905,412	878,529
Diluted book value per share denominator	112,088,945	114,977,773

Basic book value per share	$16.33	$13.57
Diluted book value per share	$15.65	$13.16
Net Investment Income (Loss) on Float
Net investment income (loss) on float is an important aspect of our property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums and proceeds from deposit accounted contracts are collected before losses are paid. In some instances, the interval between receipts and payments can extend over many years. During this time interval, insurance and reinsurance companies invest the premiums received and generate investment returns.We track cash flows generated by our property and casualty reinsurance operations, or float, in separate accounts that allow us to also track the net investment income (loss) generated on the float. We believe that net investment income (loss) generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operation to our consolidated results. It is also explicitly considered as part of the evaluation of management’s performance for purposes of long-term incentive compensation. Net investment income (loss) on float as presented is a non-GAAP financial measure. See the table below for a reconciliation of net investment income (loss) on float to net investment income (loss).

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	($ in thousands)
Net investment income (loss)	$67,150	$(35,767)	$391,953	$98,825
Less:
Net gain (loss) on investment in Kiskadee Fund	(12)	455	(86)	1,533
Net investment income (loss) on investments managed by Third Point LLC	67,162	(36,222)	392,039	97,292
Less:
Net investment income (loss) on capital	46,584	(20,285)	277,604	80,361
Net investment income (loss) on float	$20,578	$(15,937)	$114,435	$16,931
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders as presented is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income (loss) available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. For the twelve months ended December 31, 2017, we have also adjusted the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. This adjustment increased the stated returns on beginning shareholders’ equity attributable to Third Point Re common shareholders.

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	($ in thousands)
Net income (loss) available to Third Point Re common shareholders	$44,349	$(46,693)	$277,798	$27,635
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,612,154	1,457,139	1,414,051	1,379,726
Impact of weighting related to shareholders’ equity from shares repurchased	—	—	(29,038)	(4,363)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,612,154	$1,457,139	$1,385,013	$1,375,363
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	2.8%	(3.2)%	20.1%	2.0%
Key Performance Indicators
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our investments managed by Third Point LLC, net of fees. The net investment return on investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC, net of total noncontrolling interest. The stated return is net of withholding taxes, which are presented as a component of income tax expense in our consolidated statements of income (loss). Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.
Invested Asset Leverage
Invested asset leverage is a ratio calculated by dividing our net investments managed by Third Point LLC by shareholders’ equity attributable to Third Point Re common shareholders and is a key metric in assessing the amount of insurance float generated by our reinsurance operation that has been invested by our investment manager, Third Point LLC.  Given the sensitivity of our return on beginning shareholders’ equity to our net investment return on investments managed by Third Point LLC, invested asset leverage is an important metric that management monitors.  It is also an important metric by which we evaluate our capital adequacy for rating agency and regulatory purposes.  Maintaining an appropriate invested asset leverage in order to optimize the return potential of the Company, while maintaining sufficient rating agency and regulatory capital is an important aspect of how we manage the Company.